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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 20, 2000, relating to the financial statements and financial highlights of the Money Market Portfolio, Municipal Money Market Portfolio and Government Obligations Money Market Portfolio, separately managed portfolios of The RBB Funds, Inc. (the "Fund"), which appear in the Annual Reports to Shareholders of the Fund for the year ended August 31, 2000. We also consent to the references to us under the headings "Miscellaneous-Independent Accountants" and "Financial Statements" in the Statement of Additional Information in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
March 15, 2001